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                                                EXHIBIT 23.1(d)


                    INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Advanced Communications Group, Inc.:

We consent to incorporation by reference in the registration statement on Form S-8 of Advanced Communications Group, Inc. of our report dated August 5, 1997, relating to the balance sheet of Feist Long Distance Service, Inc. as of December 31, 1996, and the related statements of operations, stockholders' equity, and cash flows for the year then ended, which report appears in the Advanced Communications Group, Inc.'s Annual Report on Form 10-K dated March 30, 1998, and filed with the Commission on March 31, 1998, as amended by the Company's Annual Report on Form 10-K/A dated April 30, 1998 and filed with the Commission on April 30, 1998.


/s/ KPMG LLP




St. Louis, Missouri
January 27, 1999